Exhibit 23(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of the following two reports into American Oil & Gas Inc.’s (“American”) previously filed Registration Statements on Form S-8 (No. 333-121941 and No. 333-144057) and Registration Statements on Form S-3 (No. 333-128812, No. 333-120987 and No. 333-139648):

•	Our report dated March 14, 2008 on the consolidated financial statements of American as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, and

•	Our report dated March 14, 2008 on American management’s effectiveness of internal control over financial reporting as of December 31, 2007,

which appear in the Annual Report on Form 10-K for American for the year ended December 31, 2007.

/s/ HEIN & ASSOCIATES LLP

Denver, Colorado
March 14, 2008